P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 22, 2014		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 2ND QUARTER 2014 EARNINGS
_____________________________________________________________________

Summary second quarter 2014 results:

•	Diluted earnings per share were $0.32 for the quarter and $0.76 through six months of 2014.

◦	Pension settlement charges of $536,000 were incurred during the quarter and totaled $1.0 million year-to-date.

◦	Acquisition activities resulted in pre-tax expenses of $1.4 million for the quarter and $1.6 million year-to-date.

•	Total revenue grew 15% and 16% compared to the prior year quarter and year-to-date, respectively.

◦	Net interest income and margin improved due to continued loan growth and stabilization of asset yields.

◦	Net interest margin expanded 26 basis points versus second quarter 2013, to 3.39% for the quarter.

◦	Non-interest income growth was driven mostly by higher insurance income, which was 24% higher year-to-date.

•	Higher operating expenses for the quarter were driven by acquisition costs.

◦	Acquisition costs incurred in the second quarter of 2014 were 6% of total operating expenses.

◦	Employee benefit costs for 2014 were impacted by timing of pension settlement charges and medical plan expenses.

◦	Other operating expenses were relatively flat for the quarter compared to the linked quarter.

•	Period-end total loan balances reflected 11% annualized organic growth for the quarter and year.

◦	Commercial lending generated over 60% of the growth for the quarter and year-to-date.

◦	Non-mortgage consumer balances grew at a 33% annualized rate for the quarter and 30% for the year.

◦	Organic growth was supplemented by the Midwest acquisition, which included $59.7 million of loans.

◦	Average loan balances for the quarter were up 25% compared to second quarter 2013, and 24% for the year.

•	Provision for loan losses was driven by loan growth, which was partially offset by favorable asset quality trends.

◦	Provision for loan losses was $0.6 million for the quarter, compared to a $1.5 million recovery a year ago.

◦	Nonperforming assets were 0.93% of total loans and OREO at quarter-end, and 0.57% of total assets.

◦	Second quarter net charge-offs were 0.02% of average loans on an annualized basis, and 0.04% for the year.

◦	Allowance for loan losses decreased to 1.32% of gross loans at June 30, 2014, from 1.43% at year-end 2013.

•	Retail deposit balances experienced growth as a result of the Midwest acquisition.

◦	Peoples added $78.1 million of deposits during the second quarter due to the Midwest acquisition.

◦	Organic balances declined 3% compared to the linked quarter due partially to normal seasonal variances.

◦	Non-interest-bearing balances continued to comprise 26% of total deposits at June 30, 2014.

◦	Quarterly average retail balances were up 2% from the linked quarter and 10% year-over-year.

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the three and six months ended June 30, 2014. Net income totaled $3.5 million for the second quarter of 2014, representing earnings per diluted share of $0.32. In comparison, net income was $4.8 million or $0.44 per diluted share for the first quarter of 2014, and $4.9 million or $0.46 per diluted share for the second quarter of 2013. On a year-to-date basis, net income totaled $8.3 million, or $0.76 per diluted share, through June 30, 2014, versus $9.9 million, or $0.93 per diluted share, a year ago.
"Our revenue growth remained positive for the quarter. Loan growth provided much of the momentum with 11% annualized organic growth," said Chuck Sulerzyski, President and Chief Executive Officer. "We are pleased with our second quarter earnings, given the increase in costs incurred was largely a result of our strategic actions. Our acquisition activity resulted in expenses during the quarter, and our continued loan growth resulted in increased provision for loan losses during the quarter, which we had not incurred since the third quarter of 2011."

Sulerzyski continued, "We made further progress on our plan to grow through acquisitions by closing on the Midwest acquisition during the quarter, and are excited about expanding our presence in Jackson County, Ohio by adding the two branches from the deal which will supplement our insurance acquisitions completed in 2013. Our pending acquisitions of Ohio Heritage Bancorp, Inc. and North Akron Savings Bank remain on schedule, with closings expected to occur in the third and fourth quarters, respectively."
As previously announced, Peoples completed the acquisition of Midwest Bancshares, Inc. ("Midwest") as of the close of business on May 30, 2014. This cash and stock transaction resulted in Peoples acquiring two full-service banking offices in Wellston and Jackson, Ohio, adding approximately $59.7 million of loans and $78.1 million of deposits after fair value adjustments. The acquisition was accounted for as a business combination and the fair value adjustments are preliminary.
Second quarter net interest income was $16.0 million, up 4% compared to the linked quarter and 22% higher than the prior year's second quarter, while net interest margin for these periods was 3.39%, 3.35% and 3.13%, respectively. These improvements were driven largely by growth in earning assets due to higher loan balances, stabilization in asset yields and the change in the asset mix. The acquired balances and accretion income from the Midwest acquisition added approximately 3 basis points of net interest margin in the second quarter of 2014.
"During the quarter, we continued to make progress in improving our balance sheet structure by reducing the relative size of our investment portfolio. Our investments accounted for 31% of our total assets at the end of the second quarter, compared to 33% at year-end and 35% a year ago," said Ed Sloane, Chief Financial Officer and Treasurer. "We are pleased with this accomplishment, which was driven mostly by the strong loan growth over the last two quarters. We will continue to look for opportunities to reduce the size of the investment portfolio. Our net interest income also continued to benefit from the shift from higher-cost wholesale funding and deposits to low-cost core deposits."
Total non-interest income was up 5% in the second quarter and 9% for the first half of 2014, compared to the same periods in 2013, due largely to higher insurance income. During the second quarter of 2014, insurance income benefited from increased property and casualty commissions resulting from higher customer retention rates and referrals from other lines of business. In addition, deposit account service charges, and trust and investment income both grew 5% from the linked quarter and 9% from prior year. Mortgage banking income continues to be pressured as refinancing activity has declined in response to the higher long-term interest rates, leading to a $54,000 decline compared to the second quarter of 2013 and a $545,000 decline year-to-date. The slight increase compared to the linked quarter was due to the seasonality in the industry as home purchases typically increase during the spring and early summer.
Non-interest expenses were 6% higher than the linked quarter and 22% higher than the prior year second quarter. The increase included $1.3 million of acquisition-related costs, consisting primarily of deconversion costs, and professional and legal fees, during the second quarter of 2014 compared to $150,000 in the linked quarter and $37,000 in the second quarter of 2013. Salaries and employee benefit costs grew 4% over the linked quarter and 26% over the prior year quarter as employee medical benefit plan costs increased due to higher claim activity and pension settlement charges of $536,000 recognized in the second quarter of 2014. Pension settlement charges during the first half of 2014 were $1.0 million, while there were no pension settlement charges recognized in the first half of 2013. The efficiency ratio for the second quarter of 2014 was 75.58%, compared to 71.13% for the first quarter of 2014. The acquisition-related costs accounted for the increase in the ratio for the quarter.
"Positive operating leverage still remains a key priority for us during 2014, but will be challenging with the continued acquisition activity that will result in additional expenses in the second half of 2014," said Sulerzyski. "We continue to seek acquisition opportunities in all lines of business in order to maintain our revenue diversity and growth. Operating expenses during the year will continue to increase as we complete the two pending acquisitions later in the year."
For both the quarter and year-to-date 2014, period-end organic loan balances grew at an 11% annualized rate to $1.32 billion. Peoples continued to experience strong growth in non-mortgage consumer loans during the second quarter, with period-end balances up $12.0 million or 33% on an annualized basis. Commercial and industrial balances experienced an $18.0 million increase, or 31% annualized growth, during the quarter. The Midwest acquisition complemented the organic loan growth by adding $59.7 million of loans, of which $47.0 million were residential real estate loans, which resulted in the 14% growth in that category of loans during the quarter. The remaining $12.7 million of loans added from the Midwest acquisition included $7.3 million of non-mortgage consumer loans and $5.4 million of commercial loans. The combination of organic growth and acquired balances resulted in an increase of $47.9 million in average loan balances for the quarter compared to the linked quarter.
“We are very pleased with our loan production, in both the commercial and consumer lending areas. We are on pace to achieve, or potentially exceed, our goal of 8% to 10% point-to-point loan growth this year,” said Sulerzyski. "What is equally as exciting is that we have been able to maintain our strong asset quality, even with the loan growth we have experienced. Our net charge-offs have remained historically low throughout the first half of 2014."

Peoples' asset quality remained favorable during the second quarter of 2014. Net charge-offs remained lower than Peoples' long-term historical average during the quarter, totaling $69,000 or 2 basis points of average loans on an annualized basis. Total nonperforming assets increased by $2.6 million during the quarter mainly because of the increase in loans 90 or more days past due. The higher balances of loans 90 or more days past due at quarter-end was due largely to one relationship that is expected to pay-off in the third quarter of 2014, as well as the acquired Midwest loan balances. As a percentage of total loans plus other real estate owned ("OREO"), total nonperforming assets were 0.93% at quarter-end versus 0.81% at year-end 2013 and 1.18% a year ago. Nonperforming loans as a percent of total loans was 0.86% at quarter-end versus 0.73% at year-end 2013 and 1.17% a year ago. The increase in loan balances led to an increase of Peoples' allowance for loan losses. At quarter-end, the ratio of the allowance for loan losses to loans, net of deferred fees and costs, was 1.32%, compared to 1.43% at December 31, 2013 and 1.66% at June 30, 2013.
During the second quarter of 2014, Peoples' retail deposits grew $32.3 million, or 2%, as the Midwest acquisition added $78.1 million of deposits. The organic decline of $45.8 million, or 3%, was mostly a result of lower certificates of deposits and money market balances due to management's ongoing funding strategy of reducing high-cost funding. Also contributing to the decrease was the normal seasonal decline in governmental deposits.
"Overall, during the second quarter we made good progress with several of our 2014 strategic goals," summarized Sulerzyski. "Our most notable accomplishments included meaningful loan growth, reducing the relative size of our investment portfolio and completing another acquisition. We remain committed to growing our core revenue stream, improving operating efficiency and generating superior returns for our shareholders."
Peoples Bancorp Inc. is a diversified financial services holding company with $2.2 billion in total assets, 50 locations and 50 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss second quarter 2014 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes the provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "could", "may", "feel", "expect", "believe", "plan", and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity; (2) Peoples' ability to complete and, if completed, successfully integrate future acquisitions, including the pending mergers of Ohio Heritage Bancorp, Inc. and North Akron Savings Bank with and into Peoples; (3) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures and Peoples' ability to attract, develop and retain qualified professionals; (4) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which may adversely impact interest margins and interest rate sensitivity; (5) changes in prepayment speeds, loan originations and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (6) adverse changes in the economic conditions and/or activities, including, but not limited to, impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (7) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder by the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (8) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (9) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (10) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (11) Peoples' ability to receive dividends from its subsidiaries; (12) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (13) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (14) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (15) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (16) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (17) the overall adequacy of Peoples' risk management program; and (18) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Peoples encourages readers of this news release to understand forward-looking statements are strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2014 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
PER SHARE:
Earnings per share:
Basic	$0.32	$0.45	$0.46	$0.77	$0.93
Diluted	0.32	0.44	0.46	0.76	0.93
Cash dividends declared per share	0.15	0.15	0.14	0.30	0.26
Book value per share	22.36	21.63	20.71	22.36	20.71
Tangible book value per share (a)	15.10	14.38	13.94	15.10	13.94
Closing stock price at end of period	$26.45	$24.73	$21.08	$26.45	$21.08

SELECTED RATIOS:
Return on average equity (b)	5.91%	8.56%	8.74%	7.20%	8.96%
Return on average assets (b)	0.67%	0.95%	1.03%	0.80%	1.05%
Efficiency ratio (c)	75.58%	71.13%	71.71%	73.35%	71.66%
Pre-provision net revenue to average assets (b)(d)	1.11%	1.38%	1.25%	1.24%	1.25%
Net interest margin (b)(e)	3.39%	3.35%	3.13%	3.37%	3.11%
Dividend payout ratio	46.98%	33.91%	30.73%	39.43%	28.23%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on securities transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2014	2014	2013	2014	2013
Interest income	$18,616	$18,152	$16,111	$36,768	$32,177
Interest expense	2,571	2,672	2,956	5,243	6,047
Net interest income	16,045	15,480	13,155	31,525	26,130
Provision for (recovery of) loan losses	583	8	(1,462)	591	(2,527)
Net interest income after provision for (recovery of) loan losses	15,462	15,472	14,617	30,934	28,657

Net gain (loss) on securities transactions	66	(30)	26	36	444
Net gain on loans held-for-sale and other real estate owned	—	18	81	18	76
Net loss on other assets	(187)	(7)	(87)	(194)	(87)

Non-interest income:
Insurance income	3,443	4,116	3,220	7,559	6,098
Deposit account service charges	2,227	2,111	2,045	4,338	4,102
Trust and investment income	1,933	1,847	1,772	3,780	3,474
Electronic banking income	1,562	1,539	1,561	3,101	2,980
Mortgage banking income	311	227	365	538	1,083
Other non-interest income	243	455	253	698	551
Total non-interest income	9,719	10,295	9,216	20,014	18,288

Non-interest expense:
Salaries and employee benefits costs	11,241	10,792	8,934	22,033	17,651
Net occupancy and equipment	1,739	1,816	1,626	3,555	3,484
Professional fees	1,320	854	1,002	2,174	1,896
Electronic banking expense	951	1,082	885	2,033	1,725
Data processing and software	555	570	488	1,125	949
Franchise taxes	442	385	413	827	826
Marketing expense	413	459	562	872	1,012
Communication expense	390	359	361	749	664
FDIC insurance	287	260	250	547	530
Amortization of intangible assets	282	263	164	545	353
Foreclosed real estate and other loan expenses	197	135	162	332	317
Other non-interest expense	2,186	1,842	1,575	4,028	3,200
Total non-interest expense	20,003	18,817	16,422	38,820	32,607
Income before income taxes	5,057	6,931	7,431	11,988	14,771
Income tax expense	1,579	2,148	2,510	3,727	4,828
Net income	$3,478	$4,783	$4,921	$8,261	$9,943

PER SHARE DATA:
Earnings per share – Basic	$0.32	$0.45	$0.46	$0.77	$0.93
Earnings per share – Diluted	$0.32	$0.44	$0.46	$0.76	$0.93
Cash dividends declared per share	$0.15	$0.15	$0.14	$0.30	$0.26

Weighted-average shares outstanding – Basic	10,755,509	10,636,089	10,576,643	10,696,129	10,566,508
Weighted-average shares outstanding – Diluted	10,880,090	10,740,884	10,597,033	10,807,688	10,584,383
Actual shares outstanding (end of period)	10,926,436	10,657,569	10,583,161	10,926,436	10,583,161

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2014	2013

Assets
Cash and cash equivalents:
Cash and due from banks	$47,737	$36,016
Interest-bearing deposits in other banks	6,225	17,804
Total cash and cash equivalents	53,962	53,820

Available-for-sale investment securities, at fair value (amortized cost of
$592,954 at June 30, 2014 and $621,126 at December 31, 2013)	593,803	606,108
Held-to-maturity investment securities, at amortized cost (fair value of
$49,239 at June 30, 2014 and $46,094 at December 31, 2013)	49,376	49,222
Other investment securities, at cost	21,808	25,196
Total investment securities	664,987	680,526

Loans, net of deferred fees and costs	1,319,352	1,196,234
Allowance for loan losses	(17,384)	(17,065)
Net loans	1,301,968	1,179,169

Loans held-for-sale	3,436	1,688
Bank premises and equipment, net of accumulated depreciation	33,122	29,809
Goodwill	71,843	70,520
Other intangible assets	7,430	7,083
Other assets	27,144	36,493
Total assets	$2,163,892	$2,059,108

Liabilities
Deposits:
Non-interest-bearing deposits	$426,384	$409,891
Interest-bearing deposits	1,234,534	1,170,867
Total deposits	1,660,918	1,580,758

Short-term borrowings	115,869	113,590
Long-term borrowings	118,815	121,826
Accrued expenses and other liabilities	24,019	21,381
Total liabilities	1,919,621	1,837,555

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at June 30, 2014 and December 31, 2013)	—	—
Common stock, no par value (24,000,000 shares authorized, 11,529,732 shares issued at June 30, 2014 and 11,206,576 shares issued at
December 31, 2013), including shares in treasury	176,406	168,869
Retained earnings	85,902	80,898
Accumulated other comprehensive loss, net of deferred income taxes	(2,994)	(13,244)
Treasury stock, at cost (603,296 shares at June 30, 2014 and
600,794 shares at December 31, 2013)	(15,043)	(14,970)
Total stockholders' equity	244,271	221,553
Total liabilities and stockholders' equity	$2,163,892	$2,059,108

SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2014	2014	2013	2013	2013
Loan Portfolio
Commercial real estate, construction	$56,421	$55,935	$47,539	$39,969	$30,770
Commercial real estate, other	463,734	458,580	450,170	374,953	389,281
Commercial and industrial	254,561	233,329	232,754	192,238	184,981
Residential real estate	314,190	268,794	268,617	262,602	252,282
Home equity lines of credit	61,838	60,319	60,076	55,341	52,212
Consumer	163,326	143,541	135,018	127,785	119,029
Deposit account overdrafts	5,282	6,008	2,060	4,277	1,674
Total loans	$1,319,352	$1,226,506	$1,196,234	$1,057,165	$1,030,229

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$373,072	$355,345	$363,226	$334,910	$349,511
Money market deposit accounts	268,939	276,226	275,801	224,400	238,554
Governmental deposit accounts	165,231	177,590	132,379	151,910	146,817
Savings accounts	244,472	227,695	215,802	196,293	199,503
Interest-bearing demand accounts	142,170	133,508	134,618	123,966	125,875
Total retail interest-bearing deposits	1,193,884	1,170,364	1,121,826	1,031,479	1,060,260
Brokered certificates of deposits	40,650	45,072	49,041	49,620	50,393
Total interest-bearing deposits	1,234,534	1,215,436	1,170,867	1,081,099	1,110,653
Non-interest-bearing deposits	426,384	417,629	409,891	356,767	325,125
Total deposits	$1,660,918	$1,633,065	$1,580,758	$1,437,866	$1,435,778

Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,390	$159	$910	$2,597	$1,520
Nonaccrual loans	8,004	8,806	7,881	8,537	10,607
Total nonperforming loans (NPLs)	11,394	8,965	8,791	11,134	12,127
Other real estate owned (OREO)	915	773	893	120	120
Total NPAs	$12,309	$9,738	$9,684	$11,254	$12,247

Allowance for loan losses as a percent of NPLs	152.57%	188.19%	194.13%	151.79%	141.11%
NPLs as a percent of total loans	0.86%	0.73%	0.73%	1.05%	1.17%
NPAs as a percent of total assets	0.57%	0.47%	0.47%	0.59%	0.64%
NPAs as a percent of total loans and OREO	0.93%	0.79%	0.81%	1.06%	1.18%
Allowance for loan losses as a percent of loans, net
of deferred fees and costs (c)	1.32%	1.38%	1.43%	1.60%	1.66%

Capital Information(a)
Tier 1 risk-based capital ratio	12.33%	12.56%	12.42%	14.09%	14.17%
Total risk-based capital ratio (Tier 1 and Tier 2)	13.65%	13.92%	13.78%	15.46%	15.54%
Leverage ratio	8.76%	8.56%	8.52%	9.14%	9.04%
Tier 1 common capital	$177,394	$170,677	$166,217	$168,254	$166,576
Tier 1 capital	177,394	170,677	166,217	168,254	166,576
Total capital (Tier 1 and Tier 2)	196,426	189,145	184,457	184,550	182,706
Total risk-weighted assets	$1,438,683	$1,358,691	$1,338,811	$1,194,016	$1,175,647
Tangible equity to tangible assets (b)	7.92%	7.66%	7.26%	8.16%	8.07%
(a) June 30, 2014 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.
(c) Data presented as of the end of the period indicated.

PROVISION FOR (RECOVERY OF) LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2014	2014	2013	2014	2013
Provision for (Recovery of) Loan Losses
Provision for (recovery of) checking account overdrafts	$83	$8	$138	$91	$123
Provision for (recovery of) other loan losses	500	—	(1,600)	500	(2,650)
Total provision for (recovery of) loan losses	$583	$8	$(1,462)	$591	$(2,527)

Net Charge-Offs (Recoveries)
Gross charge-offs	$501	$618	$616	$1,119	$1,607
Recoveries	432	415	1,752	847	3,436
Net charge-offs (recoveries)	$69	$203	$(1,136)	$272	$(1,829)

Net Charge-Offs (Recoveries) by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	(96)	(112)	(1,215)	(208)	(2,023)
Commercial and industrial	(54)	44	7	(10)	(10)
Residential real estate	56	99	(57)	155	(39)
Home equity lines of credit	19	14	(5)	33	(11)
Consumer	83	118	53	201	108
Deposit account overdrafts	61	40	81	101	146
Total net charge-offs (recoveries)	$69	$203	$(1,136)	$272	$(1,829)
As a percent of average gross loans (annualized)	0.02%	0.07%	(0.45)%	0.04%	(0.37)%

SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2014	2014	2013	2013	2013

Trust assets under management	$1,014,865	$995,861	$1,000,171	$994,683	$939,292
Brokerage assets under management	513,890	494,246	474,384	449,196	433,651
Mortgage loans serviced for others	$341,893	$340,057	$341,183	$339,557	$338,854
Employees (full-time equivalent)	576	557	546	539	545

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$7,076	$(44)	(2.49)%	$7,058	$20	1.15%	$11,399	$25	0.88%
Other long-term investments	2,170	2	0.37%	2,254	3	0.54%	—	—	—%
Investment securities (a)(b)	668,715	4,872	2.91%	675,311	5,024	2.98%	708,622	4,809	2.71%
Gross loans (a)	1,262,518	14,118	4.45%	1,214,664	13,410	4.43%	1,009,515	11,576	4.57%
Allowance for loan losses	(17,126)			(17,228)			(17,866)
Total earning assets	1,923,353	18,948	3.92%	1,882,059	18,457	3.93%	1,711,670	16,410	3.82%

Intangible assets	77,917			77,448			71,081
Other assets	89,681			91,095			128,237
Total assets	$2,090,951			$2,050,602			$1,910,988

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$230,431	$31	0.05%	$220,935	$30	0.06%	$199,065	$27	0.05%
Government deposit accounts	159,476	113	0.28%	149,057	123	0.33%	147,824	168	0.46%
Interest-bearing demand accounts	138,745	29	0.08%	137,026	28	0.08%	124,199	25	0.08%
Money market deposit accounts	268,480	107	0.16%	278,413	111	0.16%	266,602	93	0.14%
Brokered certificates of deposits	42,976	382	3.57%	47,335	436	3.74%	51,952	468	3.61%
Retail certificates of deposit	356,286	803	0.90%	360,457	840	0.95%	350,141	1,017	1.17%
Total interest-bearing deposits	1,196,394	1,465	0.49%	1,193,223	1,568	0.53%	1,139,783	1,798	0.63%

Short-term borrowings	111,953	37	0.13%	102,874	31	0.12%	68,802	22	0.13%
Long-term borrowings	120,051	1,069	3.56%	121,517	1,072	3.55%	126,927	1,136	3.58%
Total borrowed funds	232,004	1,106	1.91%	224,391	1,103	1.98%	195,729	1,158	2.36%
Total interest-bearing liabilities	1,428,398	2,571	0.72%	1,417,614	2,671	0.76%	1,335,512	2,956	0.89%

Non-interest-bearing deposits	405,282			385,471			326,020
Other liabilities	21,103			20,876			23,568
Total liabilities	1,854,783			1,823,961			1,685,100
Stockholders’ equity	236,168			226,641			225,888
Total liabilities and equity	$2,090,951			$2,050,602			$1,910,988

Net interest income/spread (a)		$16,377	3.20%		$15,786	3.17%		$13,454	2.93%
Net interest margin (a)			3.39%			3.35%			3.13%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Six Months Ended
	June 30, 2014			June 30, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$7,067	$(24)	(0.68)%	$25,172	$44	0.35%
Other long-term investments	2,211	4	0.36%	—	—	—%
Investment securities (a)(b)	671,995	9,895	2.94%	707,084	9,652	2.73%
Gross loans (a)	1,238,723	27,527	4.43%	997,354	23,071	4.63%
Allowance for loan losses	(17,177)			(18,322)
Total earning assets	1,902,819	37,402	3.92%	1,711,288	32,767	3.82%

Intangible assets	77,684			70,538
Other assets	90,385			130,794
Total assets	$2,070,888			$1,912,620

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$225,709	$61	0.05%	$194,940	$51	0.05%
Government deposit accounts	154,295	236	0.31%	146,775	370	0.51%
Interest-bearing demand accounts	137,890	57	0.08%	125,474	50	0.08%
Money market deposit accounts	273,419	218	0.16%	277,322	189	0.14%
Brokered certificates of deposits	45,143	818	3.65%	53,037	944	3.59%
Retail certificates of deposit	358,360	1,644	0.93%	365,808	2,132	1.18%
Total interest-bearing deposits	1,194,816	3,034	0.51%	1,163,356	3,736	0.65%

Short-term borrowings	107,439	68	0.13%	51,484	35	0.14%
Long-term borrowings	120,779	2,141	3.56%	127,670	2,274	3.57%
Total borrowed funds	228,218	2,209	1.94%	179,154	2,309	2.58%
Total interest-bearing liabilities	1,423,034	5,243	0.74%	1,342,510	6,045	0.91%

Non-interest-bearing deposits	395,431			323,024
Other liabilities	20,992			23,252
Total liabilities	1,839,457			1,688,786
Stockholders’ equity	231,431			223,834
Total liabilities and equity	$2,070,888			$1,912,620

Net interest income/spread (a)		$32,159	3.18%		$26,722	2.91%
Net interest margin (a)			3.37%			3.11%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s)	2014	2014	2013	2013	2013

Tangible Equity:
Total stockholders' equity, as reported	$244,271	$230,576	$221,553	$222,247	$219,147
Less: goodwill and other intangible assets	79,273	77,288	77,603	71,417	71,608
Tangible equity	$164,998	$153,288	$143,950	$150,830	$147,539

Tangible Assets:
Total assets, as reported	$2,163,892	$2,078,253	$2,059,108	$1,919,705	$1,899,841
Less: goodwill and other intangible assets	79,273	77,288	77,603	71,417	71,608
Tangible assets	$2,084,619	$2,000,965	$1,981,505	$1,848,288	$1,828,233

Tangible Book Value per Share:
Tangible equity	$164,998	$153,288	$143,950	$150,830	$147,539
Common shares outstanding	10,926,436	10,657,569	10,605,782	10,596,797	10,583,161

Tangible book value per common share	$15.10	$14.38	$13.57	$14.23	$13.94

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$164,998	$153,288	$143,950	$150,830	$147,539
Tangible assets	$2,084,619	$2,000,965	$1,981,505	$1,848,288	$1,828,233

Tangible equity to tangible assets	7.92%	7.66%	7.26%	8.16%	8.07%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2014	2014	2013	2014	2013

Pre-Provision Net Revenue:
Income before income taxes	$5,057	$6,931	$7,431	$11,988	$14,771
Add: provision for loan losses	583	8	—	591	—
Add: net loss on loans held-for-sale and OREO	—	—	—	—	—
Add: net loss on securities transactions	—	30	—	30	—
Add: net loss on other assets	187	7	87	194	87
Less: recovery of loan losses	—	—	1,462	—	2,527
Less: net gain on loans held-for-sale and OREO	—	18	81	18	76
Less: net gain on securities transactions	66	—	26	66	444
Pre-provision net revenue	$5,761	$6,958	$5,949	$12,719	$11,811

Pre-provision net revenue	$5,761	$6,958	$5,949	$12,719	$11,811
Total average assets	$2,090,951	$2,050,602	$1,910,988	$2,070,888	$1,912,620

Pre-provision net revenue to total average assets (annualized)	1.11%	1.38%	1.25%	1.24%	1.25%

END OF RELEASE